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]                                                                   EXHIBIT 99.1



                               JOINT NEWS RELEASE
                           First Federal Capital Corp
                       American Community Bankshares, Inc.


FOR MORE INFORMATION:
Jack C. Rusch                                Edwin J. Zagzebski
President and CEO                            Chairman of the Board and CEO
Michael W. Dosland                           American Community Bankshares, Inc.
Chief Financial Officer                      400 Scott Street
First Federal Capital Corp                   Wausau, WI  54403
605 State Street                             (715) 359-4047
La Crosse, WI  54601
(608) 784-8000

For Release Wednesday, May 23, 2001 - 3:45 p.m. (CDT)

         La Crosse, Wisconsin - May 23, 2001 - First Federal Capital Corp (NASDAQ: FTFC), the parent company of the First Federal Savings Bank La Crosse - Madison, and American Community Bankshares, Inc. (ACB), Wausau, jointly announced that First Federal Capital Corp has entered into a definitive agreement to acquire American Community Bankshares, Inc., the holding company of American Community Bank.

         According to the terms of the definitive agreement, ACB will merge into First Federal, with ACB shareholders exchanging each share of ACB common stock for 4.5 shares of First Federal common stock. The value of the transaction is approximately $27.4 million using First Federal's closing price of $14.98 per share on Tuesday, May 22, 2001. This value approximates 2.1 times the book value of ACB's shares as of March 31, 2001, and 16 times its last twelve months earnings as of the same date.

         A Wisconsin chartered financial institution, ACB was founded in Wausau, Wisconsin, in 1995. As of March 31, 2001, ACB had total assets of $143.0 million and deposits of $116.2 million. ACB currently employs 31 people in two offices. The main office is located at 400 Scott Street in Wausau and a supermarket office is located in Lee's Piggly Wiggly, at 530 West Highway 153, Mosinee.

         The acquisition, which as been approved by the boards of directors of each company, will be accounted for by First Federal as a purchase and is expected to close in the fourth quarter of this year, subject to ACB shareholder approval, regulatory approvals, and various other conditions of closing.

         "We are pleased to align ourselves with a strong Wisconsin-based organization," said Ed Zagzebski, Chairman of the Board and CEO of ACB, who will join the board of directors of First Federal Capital Corp and its bank subsidiary upon completion of the merger. We believe our strong presence in the Wausau area will greatly enhance the First Federal bank franchise. We also believe that our employees will have opportunities




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in the First Federal organization. Just as importantly, the merger will provide several advantages for our customers. First, our customers will continue to deal directly with our current staff. Second, the added convenience of First Federal's expansive retail network and broader product lines will enhance the services we now provide our commercial and retail customers. Third, First Federal's greater resources will allow us to meet successful and growing customers' increased credit needs to a greater extent than permitted by our current size and legal lending limit. Finally, the increased size of the new organization will permit us to more easily keep up with the investment in technology that is required to meet increasing customer demands for service and security."

         Mr. Zagzebski added, "Dick Price's leadership as President of ACB has played a key role in our success. We are fortunate that Dick will continue to be responsible for our customers following the completion of the merger."

         The transaction is not expected to generate significant cost savings, but is part of First Federal's long term strategy to build market share in the Portage, Wood, and Marathon County area, which is the sixth largest deposit market in the State of Wisconsin. Increased shareholder value is expected to come through expansion of ACB's commercial business product lines throughout the First Federal franchise, enhanced non-interest income generation within the ACB franchise, and improved penetration of residential and consumer lending in the Wausau market area. First Federal expects the transaction to be accretive to earnings per share in the second year after the acquisition, excluding amortization of goodwill, if any.

         "We look forward to ACB's outstanding management and staff becoming part of the First Federal team" said Jack Rusch, President and CEO of First Federal Capital Corp. "We believe ACB has outstanding asset quality and has shown excellent growth in deposits and loans. We also believe that this transaction, along with key ACB management, will afford First Federal the opportunity to build commercial deposits and lending business in new markets."

         Rusch further commented, "This acquisition nicely supports our growth goals for this market. In addition to the ACB purchase, plans are well underway at First Federal for the opening of two new supermarket offices in late summer. The supermarket banks will be located in Cedar Creek Pick `n Save and River's Edge Pick `n Save, currently under construction, both of which are located in the Wausau area. Once the ACB and First Federal systems are combined, ACB customers will be able to transact business at these new locations, as well as other First Federal offices located throughout the state. With the addition of ACB's deposits, we project that First Federal will enter the market as one of the top five financial institutions in Wausau."

         First Federal Capital Corp is the parent company for First Federal Savings Bank, which is headquartered in La Crosse, Wisconsin, and operates 75 offices throughout Wisconsin and Northern Illinois. At March 31, 2001, First Federal's assets totaled $2.4 billion, with deposits of $1.8 billion, and shareholders' equity of $151.7 million or $8.28 per share.


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Certain matters discussed in this press release are "forward-looking statements"
intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.